Exhibit 23.2

Ernst & Young LLP 303 Almaden Blvd #1000 San Jose, CA 95110	Tel: +1 408 947 5500 Fax: +1 408 947 5717 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Seagate Technology Holdings plc 2022 Equity Inventive Plan of our reports dated August 6, 2021, with respect to the consolidated financial statements of Seagate Technology Holdings plc and the effectiveness of internal control over financial reporting of Seagate Technology Holdings plc included in its Annual Report (Form 10-K) for the year ended July 2, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

October 20, 2021